NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 19, 2019	Senior Director of Communications
coconnor@fhlbi.com | 317.465.0469

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2018 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 5.50% and 4.40%, respectively. The dividends will be paid in cash on February 20, 2019.

"Over the past few years, we have purposefully grown our retained earnings position, which serves to protect our liquidity mission,” FHLBank Indianapolis President and CEO Cindy Konich said. “With our continued success, we’re pleased to redirect additional income benefits to our member financial institutions in the form of these significantly increased dividend payouts."

Earnings Highlights

Net income for the fourth quarter of 2018 was $39 million, a decrease of $7 million compared to the fourth quarter of 2017, primarily due to net losses on derivatives and hedging activities, partially offset by higher net interest income. Net interest income1 after provision for credit losses was $75 million, an increase of $5 million compared to the fourth quarter of 2017, primarily as a result of an increase in the average balance of assets.

Net income for the year ended December 31, 2018 was $195 million, an increase of $39 million compared to the prior year, primarily due to a net realized gain on the sale of all of the Bank's private-label mortgage-backed securities ("PLMBS") and higher net interest income, partially offset by higher operating expenses. Net interest income after provision for credit losses was $288 million, an increase of $26 million compared to the prior year, primarily as a result of an increase in the average balance of assets.

Affordable Housing Program Allocation 2

As a direct result of the earnings for the year ended December 31, 2018, FHLBank Indianapolis allocated $22 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2018 AHP allocations will be available to the Bank's members in 2019 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

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FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

[2]	Each year FHLBanks allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights

Total assets at December 31, 2018 were $65.4 billion, an increase of $3.1 billion, or 5%, from December 31, 2017, primarily driven by an increase in short-term investments.

Advances 3

Advances outstanding at December 31, 2018 totaled $32.7 billion, a net decrease of $1.3 billion, or 4%, from December 31, 2017, due to a decline in short-term advances outstanding.

Advances to depository members - comprising commercial banks, savings institutions and credit unions - decreased by 9%. Advances to insurance company members increased slightly. Advances to depository institutions, as a percent of total advances outstanding, were 53% at December 31, 2018, while advances to insurance companies were 47%.

Mortgage Loans Held for Portfolio 4

Mortgage loan purchases from members for the year ended December 31, 2018 totaled $2.3 billion, an increase of $111 million compared to the prior year. Mortgage loans held for portfolio at December 31, 2018 totaled $11.4 billion, a net increase of $1.0 billion, or 10%, from December 31, 2017.

Liquidity Portfolio 5

Cash and short-term investments at December 31, 2018 totaled $7.6 billion, a net increase of $3.0 billion, or 65%, from December 31, 2017. The Bank enhanced its liquidity position in light of new regulatory guidance from the Federal Housing Finance Agency.

Consolidated Obligations 6

FHLBank Indianapolis' consolidated obligations outstanding at December 31, 2018 totaled $61.2 billion, a net increase of $2.9 billion, or 5%, from December 31, 2017. The increase in consolidated obligations supported the Bank's growth in assets.

Capital 7

Total capital at December 31, 2018 was $3.1 billion, a net increase of $105 million, or 4%, from December 31, 2017, due to the growth of retained earnings and additional capital stock issued to members. These increases were partially offset by the reduction in accumulated other comprehensive income, primarily a result of unrealized losses on available-for-sale securities and the recognition of the gain on the PLMBS sale in other income.

The Bank's regulatory capital8-to-assets ratio at December 31, 2018 was 4.86%, which exceeds all applicable regulatory capital requirements.

[3]	Advances are secured loans that FHLBank Indianapolis provides to its member institutions.

[4]	FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.

[5]	The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell and federal funds sold.

[6]
The primary source of funds for FHLBank Indianapolis, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

[7]	FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.

[8]	Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBank Indianapolis' financial results for the year ended December 31, 2018 will be included in the Bank's Annual Report on Form 10-K, which we intend to file by mid-March.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended		Year Ended
	December 31,		December 31,
Condensed Statements of Income	2018	2017	2018	2017
Net interest income after provision for credit losses	$75	$70	$288	$262
Other income (loss)	(9)	4	21	(6)
Other expenses	23	23	92	82
AHP assessments	4	5	22	18
Net income	$39	$46	$195	$156

Condensed Statements of Condition	December 31, 2018	December 31, 2017
Advances	$32,728	$34,055
Mortgage loans held for portfolio, net	11,385	10,356
Cash and short-term investments	7,610	4,601
Other assets (1)	13,689	13,337
Total assets	$65,412	$62,349

Consolidated obligations	$61,161	$58,254
Mandatorily redeemable capital stock	169	164
Other liabilities	1,031	985
Total liabilities	62,361	59,403

Capital stock (2)	1,931	1,858
Retained earnings (3)	1,078	976
Accumulated other comprehensive income	42	112
Total capital	3,051	2,946

Total liabilities and capital	$65,412	$62,349

Total regulatory capital (4)	$3,178	$2,998

Regulatory capital-to-assets ratio	4.86%	4.81%

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	Putable by members at par value.

(3)	Includes restricted retained earnings at December 31, 2018 and December 31, 2017 of $222 million and $183 million, respectively.

(4)	Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.

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